Exhibit 99.1

               The Allied Defense Group Announces Second Quarter
                        and Six Months Financial Results

           Company Records Fifteenth Consecutive Profitable Quarter

    VIENNA, Va., Aug. 6 /PRNewswire-FirstCall/ -- The Allied Defense Group, Inc., formerly Allied Research Corporation (Amex: ADG), announces second quarter and six months financial results for the period ending June 30, 2003.

    Second Quarter Results -- For the three months ended June 30, 2003, Allied earned $2.3 million, or $0.40 a share fully diluted on revenues of $42.7 million, compared to earnings of $2.2 million, or $0.41 a share fully diluted on revenues of $27.4 million for the same period in 2002. This marks the Company's fifteenth consecutive profitable quarter.

    Six Months Results -- For the six months ended June 30, 2003, Allied earned $6.2 million, or $1.08 a share fully diluted on revenues of $85.4 million. This compares to earnings of $3.3 million, or $0.63 a share fully diluted on revenues of $44.3 million for the same period in 2002.

    Revenue -- Revenue for the six months ended June 30, 2003, rose 93%, primarily due to sales increases at MECAR and The VSK Group and a stronger Euro in relation to the U.S. Dollar. Accelerated production to satisfy customer delivery requirements and changes in product and contract mix account for MECAR's growth, and increased sales at The VSK Group are a direct result of the expansion of its distribution network throughout Europe. Sales at NS Microwave were impacted during the period by delays in federal appropriations for the Department of Homeland Security. A significant amount of NS Microwave's new business opportunities are awaiting funding authorization by the Department of Homeland Security. Orders are starting to be received from the various agencies and it is anticipated that NS Microwave should rebound in the third and fourth quarters of 2003.

    Earnings Per Share -- Diluted earnings per share for the six months ended June 30, 2003 increased 71% over the same period in 2002, as a result of increased earnings derived from the growth in sales.

    Backlog -- Backlog as of June 30, 2003, was approximately $140.8 million, compared to $156.8 million as of December 31, 2002.

    Gross Margins -- Absolute gross margins for the first half versus the corresponding period a year ago rose 89%. Margins were positively influenced by increased sales and currency gains experienced by both of the Belgian subsidiaries, MECAR and The VSK Group.

                        The Allied Defense Group, Inc.
         (All amounts in thousands of U.S. Dollars except share data)

    Income Statement        Three Months Ended          Six Months Ended
                                  June 30,                   June 30,
                             2003          2002         2003          2002

    Revenue                $42,723       $27,396      $85,380       $44,324
    Cost of Sales          (30,338)      (19,018)     (59,606)      (30,716)
        Gross Margin       $12,385        $8,378      $25,774       $13,608
                              29.0%         30.6%        30.2%         30.7%

    SG&A/R&D                 7,779         4,821       14,051         7,908
        Operating Income    $4,606        $3,557      $11,723        $5,700
                              10.8%         13.0%        13.7%         12.9%

    Other Income/(Expense)   $(741)        $ 127      $(1,051)          $74
    Taxes                    1,563         1,533        4,436         2,450
        Net Income          $2,302        $2,151       $6,236        $3,324
                               5.4%          7.9%         7.3%          7.5%
    Weighted Shares
      Basic              5,487,919     5,192,615    5,483,546     5,170,288
      Fully Diluted      5,920,786     5,262,086    5,919,666     5,283,238
    Earnings Per Share
      Basic                  $0.42         $0.41        $1.14         $0.64
      Fully Diluted          $0.40         $0.41        $1.08         $0.63

    Balance Sheet -- Certain balance sheet data is listed below:

    Balance Sheet Data        As of June 30, 2003     As of December 31, 2002

    Current Assets                  $151,552                 $134,414
    Total Assets                    $188,800                 $168,168
    Current Liabilities              $76,264                  $74,382
    Working Capital                  $75,288                  $60,032
    Long Term Liabilities            $12,791                   $7,272
    Stockholders' Equity             $99,745                  $86,514

    Major General (Ret.) John G. Meyer, Jr., Chief Executive Officer and President of The Allied Defense Group said, "The revenue growth for the first half of 2003 was in line with our internal expectations, and we are pleased with the production efficiencies being maintained by our European subsidiaries. NS Microwave's challenges seem to be diminishing as delayed orders from traditional customers in the Department of Homeland Defense are being released. NS Microwave is positioned to complete and ship all orders received by year-end.

    "As we reported earlier this year, the Company is experiencing a shift in production activity due to a shift in order delivery schedules at MECAR. Historically, the revenue generated by the Company has been stronger in the second half of the year. We are seeing the opposite this year, since we have had a very strong first six months compared to prior years. We expect the results for the second half to reflect a decrease in business traditionally experienced in the first half of the year. Overall, we anticipate that the full-year results should meet or exceed our performance in 2002.

    "Customer diversification for all five major subsidiaries and growing the bottom line, especially for our new acquisitions, continue to be our major goals. Although we are already seeing diversification of our customer base, we believe the greatest financial benefit will be during the next two years.

    "Our vision for the future is solid, and our efforts to enhance visibility on many fronts are beginning to show positive results. We remain a promising investment and are proud to announce our fifteenth consecutive profitable quarter," concluded General Meyer.

    About The Allied Defense Group, Inc. (formerly Allied Research
Corporation)

    The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

    For more Information, please visit the Company web site:
www.allieddefensegroup.com

    Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

    CONTACT: Crystal L. Bedwell, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of The Allied Defense Group, Inc.